Exhibit 99.2

FOR IMMEDIATE RELEASE

John Sweet Resigns as Chairman of Wheeler Real Estate Investment Trust, Inc.

Virginia Beach, VA – May 20, 2019 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a fully-integrated, self-managed commercial real estate investment company focused on owning and operating income-producing retail properties with a primary focus on grocery-anchored centers, announced today that effective immediately, John Sweet has decided to resign as Chairman of the Wheeler Board to pursue other endeavors. Mr. Sweet has served on the Wheeler Board of Directors since 2016.

Commenting on his departure, John Sweet stated, “I have an opportunity which will require my full attention going forward. With the current board in place, I am confident that our current and long-term plans for the Company can be realized without any interruptions due to my departure. I extend to management, employees and Board members of Wheeler REIT my very best wishes.”

Dave Kelly, Chief Executive Officer stated, “We want to thank John for his many contributions over the last few years. His real estate expertise and financial acumen have been invaluable as we continue our transformation efforts. We wish him much success in his new endeavor.”

The Board of Directors is currently discussing steps to replace Mr. Sweet. Once a candidate has been named, the Company will make a public announcement.

ABOUT WHEELER REAL ESTATE INVESTMENT TRUST, INC.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully integrated, self-managed commercial real estate investment company focused on owning and operating income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive, risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers. For additional information about the Company, please visit: www.whlr.us.

FORWARD-LOOKING STATEMENTS
This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. The Company’s expected results may not be achieved, and actual results may differ materially from expectations. Specifically, the Company’s statements regarding: 1) its transformation efforts and long-term plans; and 2) replacement plans for Mr.

Sweet are forward looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company's filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly.

CONTACT:
Mary Jensen
Investor Relations
(757) 627-9088
mjensen@whlr.us